                                   MEMORANDUM

                 Nuveen Tax-Exempt Unit Trust, Series 838
                               File No. 33-64005


    The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on 12/01/95, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.

                                    FORM S-6

    FACING SHEET.  The file number is now shown.

                                 THE PROSPECTUS

     PART A-PAGE 2.       The "Estimated Long-Term Return" and "Estimated
Current Return" to Unitholders under each Trust under each of the distribution plans are stated.
     PART A-PAGES 1 - 2. Essential information for each of the Trusts, including applicable footnotes, has been completed for this Series.

     PART A-PAGES 1 - 2. The date of the Indenture has been inserted in Section 1 along with the size and number of Units of each of the Trusts.

     PART A-PAGES 1 - 6 et seq. The following information for each Trust appears on the pages relating to such trust:

         The estimated daily accrual of interest under the plans of distribution for each of the Trusts

         Data regarding the composition of the portfolio of each Trust

         Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts

         Concentrations of issues by purpose in each Trust

         The approximate percentage of the bonds in the portfolio of each Trust acquired in distributions where the Sponsor was either the sole underwriter or manager or member of the underwriting syndicate

         The percentage of "when issued" bonds in the portfolio of each Trust

         The schedule of investments for each Trust, including the notes thereto

         Descriptions of the opinions of the special tax counsel for state trusts

         The Record Dates and Distribution Dates for interest distributions for each Trust

         The statements of condition for each Trust and the accountant's report with regard thereto.

         The amount of the Trustee's Fee


CHAPMAN AND CUTLER


Chicago, Illinois

12/01/95